Exhibit 10.2

Deed of Amendment

relating to a Share Sale and

Purchase Agreement dated

14 October 2005

Dated 12 December 2005

SEERIA ALLIANCE LTD. (1)

TRANSMERIDIAN EXPLORATION, INC. (2)

Ref: 1410/F20168.3/CP1:203936.4/taab

DATE 12 December 2005, with effect from 8 December 2005

PARTIES

(1)	SEERIA ALLIANCE LTD., a company incorporated under the International Business Companies Act of the British Virgin Islands (CAP.291) (IBC registration number 507352 ), whose registered office is at c/o Mossack Fonseca & Co. (BVI) Ltd., Akara Building, 24 DeCastro Street, Wickhams Cay I, P.O. Box 3136, Road Town, Tortola, British Virgin Islands (the “Seller”); and

(2)	TRANSMERIDIAN EXPLORATION, INC., a company incorporated under the International Business Companies Act of the British Virgin Islands (CAP.291) (IBC registration number 205858), whose registered office is at c/o Nerine Trust Company (BVI) Limited, Quastisky Building, 3rd Floor, P.O. 905, Road Town, Tortola, British Virgin Islands (the “Buyer”).

INTRODUCTION

The parties hereto entered into a share sale and purchase agreement on 14 October 2005 (the “SPA”) and now wish to amend the SPA in accordance with and as contemplated by Article 10.15 of the SPA on the basis set out in this Deed.

OPERATIVE PROVISIONS

1	Unless otherwise defined in this Deed, all capitalised terms used herein shall have the same respective meanings ascribed to them in the SPA. References to Article numbers are to Article numbers in the SPA.

2	The parties acknowledge and confirm that it was their intention at the time that the SPA was signed, that the Warranties should not be given or made on signing the SPA and would not take effect as of 14 October 2005, but that the Warranties will only be given and deemed to be given on and with effect from the date of the Disclosure Letter. The Buyer hereby waives any rights or claims which it may have as a result of at the time the SPA was signed, reference was made in the SPA to the Warranties being given and made on signing the SPA.

3	The parties hereby agree that the SPA shall be amended as follows:

(a)	the words “The Buyer hereby waives (and procures that CaspiNeft shall waive) any breach of the Joint Operating Agreement that may occur by virtue of the Seller and/ or the Company failing to respond to the Cash Call issued pursuant to this paragraph 3.8.2; provided however that in the event a third party successfully claims for and obtains title to all the Shares during the period of twelve (12) months following Closing, then one-half of the BTA Debt loaned by the Buyer to CaspiNeft shall be deemed to have been funding by the Buyer (as the Financing Shareholder) on behalf of the Company (as the Non-Financing Shareholder) for purposes of the Joint Operating Agreement. In such case, the Company (as the Non-Financing Shareholder) shall be obliged to pay to the Buyer (as the Financing Shareholder) an amount equal to one-half of the BTA Debt, together with Interest, within thirty (30) calendar days after receiving written notification from the Buyer in accordance with Section 7.2(C) of the Joint Operating Agreement (and if it does so, the Seller shall be deemed to have waived its rights to the loan of the amount from CaspiNeft which loan shall terminate and be cancelled), failing which the provisions of Section 7.2(D) and 7.2(E) of the Joint Operating Agreement shall apply.)” be inserted after the word “share.” in the last line of Article 3.8.2;

(b)	the words “, but, for the avoidance of doubt, this does not relate to any principal or interest (or otherwise) which may become due and owing in the case of an event of default or breach under the BTA Loan Agreements.” be inserted before the words “(“BTA Debt Deferral”).” in the last line of Article 3.11;

(c)	the words “the Buyer delivering a certificate in the agreed form signed by Lorrie Olivier, President of the Buyer stating that the Buyer has cleared funds available and unconditionally committed for the purposes of full satisfaction of its payment obligations under this Agreement (the “Certificate”) to the Seller no later than two Banking Days before Closing. “ shall be inserted as a new clause 4.1.10;

(d)	the existing Article 4.2 be deleted and replaced with the words “The Buyer may waive all or any of the conditions set out at 4.1.1 to 4.1.9 inclusive at any time by notice in writing given to the Seller, and the Seller may waive the condition set out at 4.1.10 at any time by notice in writing given to the Buyer.”;

(e)	the words “by the Seller and the Company” shall be inserted after the words “Company and” in the third line of Article 5.2.7;

(f)	the words “and Article 8.4” in the last line of Article 4.5 be deleted and replaced with the words “, Article 8.4 and Article 8.5”;

(g)	the words “deliver an opinion of Walkers (British Virgin Islands office), dated the date of the Closing, in a form and substance reasonably satisfactory to the Seller stating that (i) immediately prior to Closing and upon Closing, the Buyer is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, (ii) no legal proceedings are pending against the Buyer in the British Virgin Islands; (iii) the Agreement will be treated by the courts of the British Virgin Islands as legally binding, valid and enforceable obligations of the Buyer and (iv) the Buyer had authority to enter into this Agreement and related agreements and is able to perform its obligations under this Agreement and related agreements.” shall be inserted as a new Article 5.3.3;

(h)	the word “now” in the last line of Article 6.1 shall be deleted and the words “as at the date of the Disclosure Letter” should be added after the words “true and accurate”;

(i)	the words “at any time after Closing” shall be inserted after the word “event” in the second line of Article 6.5;

(j)	the words “this Article 6.6” in the second last line of Article 6.5 shall be deleted and replaced with the words “this Article 6.5” and reference to Article 6.6 in the definition of “Claim” shall be replaced by reference to Article 6.5;

(k)	the words “Articles 6.3 and 6.4” in the third line of Article 6.12 shall be deleted and replaced with the words “Article 6.3”;

(l)	the words “The Seller shall not” in the first line of Article 8.4 shall be deleted and shall be replaced with the words “Until the earlier of the Closing and the termination of this Agreement under Article 4.5 or otherwise, the Seller shall not”;

(m)	the words “satisfy condition 4.1.10 or, condition 4.1.10 having been satisfied, due to a breach by the Buyer of” be inserted after the words “Buyer to” in the first line of Article 8.5 and delete the words “comply with” in the same line;

(n)	the word “shall” in the second line of Article 8.5 shall be deleted and the words “may at its option: (i)” shall be inserted in its place and the punctuation mark “.” at the end of Article 8.5 shall be deleted and the words “; or (ii) make a claim against the Buyer under the terms of the Agreement, provided that the Seller may exercise only one of the options outlined above.”;

(o)	the words “, which consent shall not be unreasonably withheld or delayed” shall be deleted after the word “Party” in the fourth line of Article 10.1;

(p)	the words “use its reasonable endeavours to” shall be inserted after the word “shall” in the seventh line of Article 10.12;

(q)	the words “in relation to the affairs of the Company” shall be inserted after the word “Tax” in the last line of paragraph 2.2 of Schedule 1;

(r)	the word “written” shall be inserted before the word “contracts” in the first line of paragraph 4.2 of Schedule 1;

(s)	the word “and” shall be inserted after the word “codes” in the second line of paragraph 4.11 of Schedule 1 and the words “and other obligations of whatsoever nature” shall be deleted after the word “orders” in the second line of paragraph 4.11 of Schedule 1;

(t)	the words “Notwithstanding the provisions of General Loan Agreement No 2000/04/87 and the related loan agreements (all referred to in the Disclosure Letter under the headings “Warranties 4.9 and 7” the Company has not created any Encumbrances over its assets.” shall be inserted as a new paragraph 4.13 of Schedule 1;

(u)	the brackets and the words in brackets starting with the word “or” in the fifth line of paragraph 3.1 of Schedule 2 and ending with the words “paragraph 6.1” in the last line of paragraph 3.1 of Schedule 2 shall be deleted;

(v)	the words “but not reimbursed by the Seller and after deducting any” starting on the seventh line of paragraph 10.2 of Schedule 2 shall be deleted and replaced with the words “and after deducting half of the”;

(w)	paragraph 16 of Schedule 2 shall be deleted and replaced with the words “[Intentionally deleted.]” and a new Article 6.15 shall be inserted containing the words “The Warranties are not given in relation to the business or operations of CaspiNeft and the Seller shall not be liable under any of the Warranties (or under Article 6.6) to the extent that any of the Warranties are deemed to relate to the business or operations of CaspiNeft.”; and

(x)	the words “or is otherwise compensated for” shall be inserted after the words “made good” in the second line of paragraph 18 of Schedule 2.

4	Subject to the terms of this Deed:

(a)	the SPA shall remain in full force and effect unamended and shall be read and construed as one document with this Deed; and

(b)	nothing in this Deed shall constitute a waiver or release of either of the parties or otherwise prejudice any right or remedy of either of the parties under the SPA.

5	This Deed is governed by and is to be construed in accordance with the laws of England and the parties hereby agree to submit to the exclusive jurisdiction of the English courts.

6	This Deed may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

7	A conformed copy of the SPA showing the amendments effected by this deed appears at the Schedule.

SCHEDULE

Conformed copy of the SPA

This DEED has been signed as a deed and delivered on the date first stated on the first page of this Deed.

EXECUTED AS A DEED		)

By:	/s/ Raushan Kizdarbekova	)
as attorney for		)
SEERIA ALLIANCE LTD.		)
in the presence of: /s/ Konstantin Saranchuk		)

EXECUTED AS A DEED		)

By:	/s/Lorrie Olivier	)
as attorney for		)
TRANSMERIDIAN EXPLORATION, INC.		)
in the presence of /s/ Nicolas J. Evanoff		)

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